PRESS RELEASE

CONTACTS:
  Andrea Salkin            Jim Gustke              Andrew Dod
  KillerApp Communications NetChannel Inc.         ViewCall America
  213/938-7600             415/615-8700            770/729-2929 ext. 205
  asalkin@kappcomm.com     jgustke@netchannel.net  adod@viewcall.net

           NETCHANNEL INC. SIGNS LETTER OF INTENT
              TO ACQUIRE VIEWCALL AMERICA, INC.

     Combined Venture Underscores Commitment to Deliver
              Personalized Internet TV Service

South San Francisco, April 7, 1997 -- NetChannel Inc., developers of an Internet and information delivery service designed specifically for the television-viewing audience, has signed a letter of intent to acquire ViewCall America, Inc., developer of On-TV[TM], the personal Internet TV channel, it was announced today by Philip J. Monego, Sr., co-founder and CEO of NetChannel Inc. The acquisition will bring together two companies with similar strategies to enhance the television viewing experience by utilizing the Internet as a resource to deliver personalized entertainment and information.

"NetChannel and ViewCall America are joining forces to extend our shared vision for a personally relevant consumer Internet TV service," said Monego. "Our television viewing audience will receive greater value through a service that 'delivers' requested programming that is individually important in their daily lives."

Alan McKeon, president and CEO of ViewCall America, said "Combining resources with NetChannel, a company with a common vision and desire to use the Internet as a channel to deliver personally relevant information to television viewers everywhere, fortifies an emerging industry segment and should significantly enhance the content and service components of the Internet-enabled products."

The company's senior management team will be led by Monego, and will include members of both NetChannel and ViewCall America. The service, which will launch this summer, will integrate both companies' efforts, taking advantage of NetChannel's strength online community building and personalization and ViewCall America's proven ability to deliver real time presentation of information. The combined company will deliver a service based on open standards. Hardware manufacturers will include NetChannel's existing partnership with Thomson Consumer Electronics (makers of RCA, Proscan, and GE televisions) as well as companies with which ViewCall America has previously announced relationships.

Stockholders of ViewCall America, a majority-owned subsidiary of Colorocs Information Technologies, Inc. (OTC Bulletin Board: CLRC), will become shareholders of NetChannel Inc. following the acquisition. The company will be based in South San Francisco with offices in Norcross, Georgia and London, England. Additional information will be available following the signing of a definitive agreement expected later this month.

About ViewCall America
ViewCall America is committed to enhancing the television experience by using the Internet to bring consumers a wide variety of entertainment and services delivered through On-TV[TM], the personal Internet TV channel that keeps viewers in touch through e-mail, information tailored to viewer needs, and general web access. ViewCall America is a majority-owned subsidiary of Colorocs Information Technologies, Inc. (OTC Bulletin Board: CLRC), headquartered in Norcross, GA.
ViewCall   America  can  be  found  on   the   Internet   at
http://www.viewcall.net.

About NetChannel
NetChannel Inc. is the developer of NetChannel, an Internet and information service designed to extend the television experience by delivering personally relevant information and entertainment. Founded in 1996, the company employs a staff of 60 and is based in South San Francisco. NetChannel Inc. is currently aligned with manufacturing partner Thomson Consumer Electronics and Network Computer, Inc. (NCI), a wholly owned subsidiary of Oracle. NetChannel Europe, a wholly owned subsidiary of NetChannel Inc., is based in London. NetChannel's Web site can be accessed via the Internet at http://www.netchannel.net.

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